Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Susan Pietropaolo
SMP Solutions, Inc.
201-818-5537 (at Alteon)
201-923-2049

ALTEON AND HAPTOGUARD SHAREHOLDERS APPROVE MERGER

-- Transaction Includes Granting of Certain Royalty and Negotiation Rights to Genentech, Inc. as Part of Restructuring of Genentech’s Preferred Stock Position in Alteon --

Parsippany, NJ, July 19, 2006 -Alteon Inc. (AMEX: ALT) announced today that its shareholders have approved its previously-announced merger transaction with HaptoGuard, Inc., a privately-held biotechnology company. The companies will combine operations in a stock transaction valued at approximately $8.8 million at the signing of the agreement on April 19, 2006. Alteon and HaptoGuard have complementary product platforms in cardiovascular diseases, diabetes and other inflammatory diseases, including two Phase 2 clinical-stage compounds focused on cardiovascular diseases in diabetic patients.

As part of the merger, a portion of existing shares of Alteon preferred stock held by Genentech, Inc. will be converted into Alteon common stock. Genentech will transfer a portion of the preferred stock to HaptoGuard and will cancel its remaining preferred stock position in Alteon. Genentech will acquire the right of first negotiation for HaptoGuard’s cardiovascular compound, ALT-2074 (formerly BXT-51072), and future royalties on Alteon’s alagebrium.

The merger of the two companies is structured as an acquisition by Alteon. Under the terms of the merger agreement, HaptoGuard shareholders will receive a total of approximately 37.4 million shares of Alteon common stock (from Alteon and Genentech, equaling approximately 31 percent of total shares outstanding after completion of the merger).

Key components of the transactions among Alteon, HaptoGuard and stockholder Genentech are as follows:

➢	Alteon will acquire all outstanding equity of HaptoGuard. In exchange, HaptoGuard shareholders will receive from Alteon approximately 22.5 million shares of Alteon common stock.
➢
Genentech will convert a portion of its existing preferred Alteon stock to Alteon common stock. A portion of Genentech’s preferred stock, which as of April 19th equaled approximately $3.5 million in Alteon common stock, will be transferred to HaptoGuard shareholders.

➢	The remaining Alteon preferred stock held by Genentech will be cancelled.
➢	Genentech will receive milestone payments and royalties on net sales of alagebrium, and will receive a right of first negotiation on ALT-2074, HaptoGuard’s lead compound.

Following the merger, the new Alteon management team is as follows:

➢	Noah Berkowitz, M.D., Ph.D. - President and Chief Executive Officer
➢	Malcolm MacNab, M.D., Ph.D. - Vice President, Clinical Development
➢	Howard B. Haimes, Ph.D. - Executive Director, Preclinical Sciences

Additionally, the Board of Directors of the combined company is composed of four current members of the Alteon Board of Directors and three current members of the HaptoGuard Board:

➢	Kenneth I. Moch, Chairman - Director of Alteon since December 1998
➢	Noah Berkowitz, M.D., Ph.D. - Director of HaptoGuard since November 2003
➢	Marilyn G. Breslow - Director of Alteon since June 1988
➢	Thomas A. Moore - Director of Alteon since October 2001
➢	George M. Naimark - Director of Alteon since June 1999
➢	Mary Tanner - Director of HaptoGuard since January 2004
➢	Wayne P. Yetter - Director of HaptoGuard since August 2004

“By combining our operations, we have become a company with a promising product pipeline,” said Noah Berkowitz, M.D., Ph.D., President and Chief Executive Officer. “We are moving forward with the development of two products for diabetic patients with cardiovascular and renal diseases, both of which have demonstrated what we believe to be some exciting clinical and preclinical results to date.”

The newly-combined company has two products in Phase 2 clinical development:

➢
ALT-2074 is HaptoGuard’s licensed lead compound, a glutathione peroxidase mimetic in development for reduction of mortality in post-myocardial infarction patients with diabetes. The compound has demonstrated the ability to reduce infarct size by approximately 85 percent in a mouse model of heart attack called ischemia reperfusion injury. A Phase 2 clinical study for this compound is currently open for enrollment. Additionally, HaptoGuard owns a license to a proprietary genetic biomarker that has shown the potential to identify patients who may be most responsive to the HaptoGuard compound.

➢
Alagebrium chloride (formerly ALT-711), Alteon’s lead compound, is an Advanced Glycation End-product Crosslink Breaker being developed for heart failure. The most recent data on alagebrium, presented from two Phase 2 clinical studies at the American Heart Association meeting in November 2005, demonstrated the ability of alagebrium to improve overall cardiac function, including measures of diastolic and endothelial function. In these studies, alagebrium also demonstrated the ability to significantly reduce left ventricular mass. The compound has been tested in approximately 1000 patients in a number of Phase 2 clinical trials.

Alteon recently announced that the Juvenile Diabetes Research Foundation (JDRF) awarded a grant to one of our independent researchers, Mark Cooper, M.D., Ph.D., Professor at the Baker Heart Research Institute, Melbourne, Australia. This grant will fund a multinational Phase 2 clinical study of alagebrium on renal function in patients with type 1 diabetes and microalbuminuria. Alagebrium will be tested for its ability to reverse kidney damage caused by diabetes, and to reverse the protein excretion that is characteristic of diabetic nephropathy. The trial is expected to be initiated in the fourth quarter of this year.

About Alteon

Alteon is a product-based biopharmaceutical company engaged in the development of small molecule drugs to treat and prevent cardiovascular diseases and diabetes. The Company has identified several promising product candidates that it believes represent novel approaches to some of the largest pharmaceutical markets.

The Company's lead drug candidate alagebrium is a product of its drug discovery and development program. Alagebrium has demonstrated potential efficacy in two clinical trials in heart failure, as well as in animal models of heart failure and nephropathy, among others. It has been tested in approximately 1,000 patients in a number of Phase 1 and Phase 2 clinical trials. The Company's goal is to develop alagebrium in diastolic heart failure. This disease represents a rapidly growing market of unmet medical need, particularly common among diabetic patients, and alagebrium has demonstrated relevant clinical activity in two Phase 2 clinical trials. For more detailed information about alagebrium, please visit the scientific publications section of the Alteon website, www.alteon.com.

About HaptoGuard

HaptoGuard, Inc. is a biopharmaceutical company developing and commercializing therapeutics for inflammatory diseases, particularly those that are present as a consequence of elevated oxidized lipids in the blood. The Company's portfolio includes orally bioavailable, organoselenium mimics of glutathione peroxidase that metabolize lipid peroxides. Its lead compound ALT-2074 is in Phase 2 clinical trials. The Company also controls rights to a diagnostic assay that identifies the large subset of diabetic patients at highest risk for cardiovascular complications, because of a defect in oxidized lipid metabolism that results in increased cardiovascular inflammation.

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Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties including, but not limited to, those relating to Alteon's ability to continue the development of alagebrium and ALT-2074, technology and product development (including the possibility that early clinical trial results may not be predictive of results that will be obtained in large-scale testing or that any clinical trials will not demonstrate sufficient safety and efficacy to obtain requisite approvals or will not result in marketable products), regulatory approval processes, the combined company’s ability to obtain sufficient funding to continue as a going concern, intellectual property rights and litigation, competitive products, and other risks identified in Alteon's filings with the Securities and Exchange Commission. Further information on risks faced by Alteon are detailed under the caption "Risk Factors" in Alteon's Annual Report on Form 10-K for the year ended December 31, 2005 and in subsequent filings with the SEC. These filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov. The information contained in this press release is accurate as of the date indicated. Actual results, events or performance may differ materially. Alteon undertakes no obligation to publicly release the result of any revision to these forward- looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.